Exhibit 99.1

Olympic Steel Reports Record Sales and Earnings Results
for Second Quarter 2008 and Declares Special Dividend

CLEVELAND--(BUSINESS WIRE)--Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, today announced its financial results for the second quarter and first half of 2008, and the declaration of a special non-recurring dividend of $1.00 per share.

Net sales for the second quarter of 2008 totaled $363.5 million, a 31% increase from the $277.4 million for the second quarter a year ago. Second quarter 2008 net income totaled $29.6 million, or $2.70 per diluted share, compared to net income of $9.4 million, or $0.88 per diluted share for last year’s second quarter. Tons sold increased 5.1% to 353 thousand from 336 thousand in the second quarter of 2007.

Net sales for the first half of 2008 increased 18.9% to $638.4 million, compared to last year’s first half net sales of $536.8 million. Net income for the first half of 2008 totaled $42.8 million or $3.93 per diluted share, compared to $14.7 million, or $1.37 per diluted share for last year’s first half. Tons sold in the first half increased 3.3% to 669 thousand from 648 thousand in the first half of 2007, compared to the Metals Service Center Institute statistics of a 3.8% decline in total steel shipments in the United States for the first half of 2008.

Olympic Steel’s Board of Directors approved an increase of $.01 per share on its regular quarterly cash dividend to $.05 per share. The Board of Directors also approved a special non-recurring dividend of $1.00 per share. Both dividends are for shareholders of record on September 1, 2008, and payable on September 15, 2008.

“The dividends were approved as a result of the Company’s extraordinary performance during the first half of 2008. Given the Company’s strong balance sheet and cash flows, its on-going increased capital spending initiatives, and the Company’s commitment to growth, it was deemed appropriate to reward shareholders at this time,” stated Chairman and Chief Executive Officer Michael D. Siegal.

Mr. Siegal continued, “We are pleased that our efforts are gaining market share as we are moving closer to our customers both in business alignment and physical presence. Given the uncertainty surrounding the general economic environment, our outlook remains favorable, yet cautious. We believe we are appropriately positioned in terms of inventory, value-add processing capabilities, and liquidity to continue performing well through the seasonally slower sales period of the third quarter,” concluded Mr. Siegal.

A simulcast of Olympic Steel’s 2008 second quarter earnings conference call may be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 16 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic and political conditions; competitive factors such as the availability and pricing of steel, industry inventory levels, and rapid fluctuations in customer demand and steel pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially those that may be highly leveraged, those in the domestic automotive industry and those with inadequate liquidity) to maintain their credit availability; customer, supplier, and competitor consolidation, bankruptcy or insolvency; layoffs or work stoppages by the Company’s, suppliers’ or customers’ personnel; the availability and cost of transportation and logistical services; equipment installation delays or malfunctions; the amounts, timing and successes of the Company’s capital investments, including the construction of a new facility in South Carolina and the acquisition and start-up of a new facility in Dover, Ohio; the successes of our strategic efforts and initiatives to increase sales volumes, maintain cash turnover, maintain or improve inventory turnover, reduce costs and improve customer service; the timing and outcome of OLP’s efforts and ability to liquidate its remaining assets; the adequacy of our existing information technology and business system software and the success of implementing our new enterprise-wide information system; and the Company’s ability to pay regular quarterly cash dividends. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

OLYMPIC STEEL
SELECTED FINANCIAL INFORMATION

(in thousands, except per share data and ratios)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2007	2006
SUMMARY RESULTS OF OPERATIONS:	(unaudited)		(unaudited)

Net sales	$363,514	$277,413	$638,389	$536,818

Operating income	47,329	15,871	68,556	25,281

Income before income taxes	47,169	15,018	68,369	23,401

Net income	$29,598	$9,446	$42,759	$14,698

Earnings per share:

Net income per share - basic	$2.73	$0.89	$3.95	$1.40

Net income per share - diluted	$2.70	$0.88	$3.93	$1.37

	June 30,		December 31,
	2008	2007	2007
SUMMARY BALANCE SHEET DATA:	(unaudited)

Accounts receivable, net	$135,706	$120,600	$88,414

Inventories	237,237	197,021	178,530

Net property and equipment	98,753	88,516	89,651

Total assets	493,098	437,416	386,083

Current liabilities	136,452	108,438	92,290

Total debt	32,023	64,296	16,707

Shareholders' equity	309,125	253,118	263,520

Shareholders' equity per share	28.46	23.65	24.56

Debt-to-equity ratio	.10 to 1	.25 to 1	.06 to 1

	Six Months Ended
	June 30,
	2008	2007
OTHER DATA:	(unaudited)

Capital expenditures	13,975	5,509

Cash dividends per share	$0.08	$0.06

OLYMPIC STEEL
RESULTS OF OPERATIONS

(in thousands, except per share and tonnage data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
	(unaudited)				(unaudited)

Tons sold
Direct	320,076		296,849		600,079		570,175
Toll	33,338		39,276		68,759		77,539

	353,414		336,125		668,838		647,714
% change	5.1%		(1.9%)		3.3%		(4.9%)

Net sales	$363,514		$277,413		$638,389		$536,818
% change	31.0%		8.3%		18.9%		8.4%

Costs and expenses

Cost of materials sold (exclusive of depreciation shown below)	260,581	71.7%	221,729	79.9%	469,188	73.5%	433,760	80.8%
Warehouse and processing	17,651	4.9%	14,272	5.1%	33,415	5.2%	27,947	5.2%
Administrative and general	19,242	5.3%	11,271	4.1%	32,351	5.1%	21,535	4.0%
Distribution	8,634	2.4%	6,464	2.3%	15,676	2.5%	12,773	2.4%
Selling	5,899	1.6%	4,185	1.5%	10,789	1.7%	7,966	1.5%
Occupancy	1,862	0.5%	1,451	0.5%	3,814	0.6%	3,204	0.6%
Depreciation	2,316	0.6%	2,170	0.8%	4,600	0.7%	4,352	0.8%

Total costs and expenses	316,185	87.0%	261,542	94.3%	569,833	89.3%	511,537	95.3%

Operating income	47,329	13.0%	15,871	5.7%	68,556	10.7%	25,281	4.7%

Interest and other expense on debt	160	0.0%	853	0.3%	187	0.0%	1,880	0.4%

Income before income taxes	47,169	13.0%	15,018	5.4%	68,369	10.7%	23,401	4.4%

Income tax provision	17,571	37.3%	5,572	37.1%	25,610	37.5%	8,703	37.2%

Net income	$29,598		$9,446		$42,759		$14,698

Earnings per share:

Net income per share - basic	$2.73		$0.89		$3.95		$1.40

Weighted average shares outstanding - basic	10,857		10,603		10,814		10,527

Net income per share - diluted	$2.70		$0.88		$3.93		$1.37

Weighted average shares outstanding - diluted	10,946		10,753		10,894		10,716

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

CONTACT:
Olympic Steel, Inc.
Richard T. Marabito, 216-292-3800
Chief Financial Officer
Fax: 216-292-3974